Exhibit 21.

SUBSIDIARY INFORMATION

Registrant Questar Corporation has the following subsidiaries: Questar Market Resources, Inc., Questar Pipeline Company and Questar Gas Company. Each of these companies is a Utah corporation.

Questar Market Resources has the following subsidiaries: Wexpro Company, Questar Exploration and Production Company, Questar Energy Trading Company, Questar Gas Management Company and Questar Employee Services, Inc. Questar Exploration and Production Company is a Texas corporation. The other listed companies are incorporated in Utah.

Questar Exploration and Production Company has two wholly owned subsidiaries: Questar URC Company, a Delaware corporation and Rippy Energy, Inc., a Texas corporation. Questar Exploration and Production Company also does business under the names Universal Resources Corporation, Questar Energy Company and URC Corporation

Questar Energy Trading Company has two subsidiaries: URC Canyon Creek Compression Company; and Questar Oil and Gas Company.  Both are Utah corporations.

Questar Pipeline Company has four subsidiaries: Questar Southern Trails Company, Questar Transportation Services Company, Questar Overthrust Pipeline Company and Questar InfoComm, Inc.; all four are Utah corporations. Questar Overthrust Pipeline Company does business as Overthrust Pipeline Company.

Questar InfoComm, Inc. has three subsidiaries: Questar Energy Services, Inc., Questar Project Employee Company, and Questar Applied Technology Services, Inc. All three are Utah corporations.